Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Finalizes EPC Contract for a 475 MW Power Project in North Carolina

Third Project to be Constructed for NTE Energy

March 27, 2018 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today that its wholly owned subsidiary, Gemma Power Systems (GPS), has entered into an Engineering, Procurement and Construction (EPC) services contract with NTE Carolinas II, LLC, an affiliate of NTE Energy, to construct a 475 MW state-of-the-art natural gas-fired power plant in Rockingham County, North Carolina.

The NTE Reidsville Energy Center is similar to two previous projects being constructed by GPS for NTE; the Kings Mountain Energy Center, in Kings Mountain, NC and the Middletown Energy Center in Middletown, OH. Both projects are scheduled to be completed in 2018.

“We’re pleased to have reached agreement to design and build another state-of-the-art energy project for NTE to serve the citizens of North Carolina,” said William F. Griffin, Jr., Chief Executive Officer of Gemma Power Systems. “NTE has done a fantastic job in the development of these power plant projects and we look forward to continuing our successful relationship,” Griffin said.

Rainer Bosselmann, Chairman and CEO of Argan, Inc., stated, “With a number of our major projects scheduled to be completed this year, we are pleased that our ongoing Gemma Power sales efforts are beginning to rebuild our backlog.  We are cautiously optimistic that there will be several more projects to add to our backlog this year in addition to this approximately $250 million Reidsville project.”

The Reidsville project will employ approximately 300 craft workers at the peak of construction and provide approximately 25 to 30 permanent jobs for the area. The Reidsville project features an advanced class Mitsubishi Hitachi Power Systems Americas M501GAC combustion turbine generator, a Vogt Power International supplementary-fired heat recovery steam generator and a Toshiba America Energy Systems steam turbine generator.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to the Company’s successful addition of new contracts to backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and other SEC filings.

Company Contact:	Company Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027